PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Alison Griffin
June 27, 2008	(804) 217-5897

APPEALS COURT DISMISSES TEAMSTERS' COMPLAINT AGAINST DYNEX CAPITAL, INC.

Dynex Capital, Inc. (NYSE:DX) today announced that the United States Court of Appeals for the Second Circuit ruled in its favor in the Court's decision in the matter of Teamsters Local 445 Freight Division Pension Fund v. Dynex Capital, Inc., et al. In its opinion, the Court of Appeals sided with the Company in ordering the district court to dismiss the litigation against the Company and its subsidiary, MERIT Securities Corporation, but with leave to replead.

The Court of Appeals found that the Teamsters failed to identify any information that would demonstrate that any of the Company's statements to investors were misleading or that there was any intent to mislead, in connection with the issuance of bonds backed by manufactured housing loans in 1999. The original complaint was filed in February 2005, as a class action suit on behalf of purchasers between February 2000 and May 2004 of MERIT Series 12 and MERIT Series 13 securitization financing bonds. Additional background information on the litigation can be found in the Company's most recent Annual and Quarterly Reports.

Dynex Capital, Inc. is a specialty finance company that elects to be treated as a real estate investment trust (REIT) for federal income tax purposes. Additional information about Dynex Capital, Inc. is available at www.dynexcapital.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the business of Dynex Capital, Inc. that are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of these risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.

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